FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA


DEC 31, 1997



             CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORAT'ION
                            (after hmuance of Stock)


                       INTERNATIONAL TELESCRIPT INDUSTRIES

We  the  undersigned  President  and  Secretary  of  International   Telescript
Industries do hereby certify:

     That the Board of Directors of said corporation at a meeting duly convened held on the 2nd day of December, 1997, adopted a resolution to amend the original articles as follows:

          Article 1. Name of Corporatlon, is hereby amended to read as follows.-

          Healthcare Resource Management, Inc.

          The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of I corporation is 9,301,877; that the said change(s) and amendment have been consen ed to and approved by a majority vote of the stockholders holding at least a majority of elch class of stock outstanding thereon.

/s/ James B. Crowell
President


State of California
County of Los Angeles SS.

        On dcember 29, 1997, personally appeared before me, a Notary Public, James B. Crowell who acknowledged that they executed the above intrument.


 /s/ Sherrie Fox
Sinature of Notary

SHERRI FOX
Comm. # 1148188
NOTARY PUBLIC - CALIFORNIA
Los Angeles, County
My Comm. Expires July 24, 2001

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